INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT is made this          day of _____________, 1995 by
and between LEXINGTON SMALLCAP VALUE FUND, INC. a Maryland Corporation having its principal place of business at Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663 (the "Fund") and LEXINGTON MANAGEMENT CORPORATION, a Delaware corporation having its principal place of business at Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663 (the "Adviser"), with respect to the following recital of fact:

                                RECITAL

     The Fund and the Adviser desire to enter into an agreement to provide for the management of the Fund's assets on the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.   Management.    The Adviser shall act as investment adviser for the
Fund and shall, in such capacity, supervise the investment and reinvestment of the cash, securities or other properties comprising the Fund's assets subject at all times to the policies and control of the Fund's Board of Directors. The Adviser shall give the Fund the benefit of its best judgment, efforts and facilities in rendering its services as investment Advisor.

     2. Investment Analysis and Implementation. In carrying out its obligation under paragraph 1 hereof, the Adviser shall:

     (a) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the portfolio of the Fund, the individual companies whose securities are included in the Fund's portfolio or the industries in which they engage, or with respect to securities which the Adviser considers desirable for inclusion in the Fund's portfolio; and

     (b) determine what industries and companies shall be represented in the Fund's portfolio and regularly report them to the Fund's Board of Directors; and

     (c) formulate and implement programs for the purchases and sales of the securities of such companies and regularly report thereon to the Fund's Board of Directors; and

     (d)  provide the services of its personnel to the Fund; and

     (e) take, on behalf of the Fund, all actions which appear to the Fund necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including the placing of orders for the purchase and sale of portfolio securities.

     3. Appointment of Sub-Adviser. Subject to the approval of the Board and the shareholders of the Fund, the Adviser may enter into a Sub-Advisory Agreement to engage a Sub-Adviser to the Adviser with respect to the Fund. The Sub-Adviser shall render investment management services to the Advisor in connection with the Adviser s responsibility to the Fund on the terms and conditions hereinafter set forth.

          a.   Duties of Sub-Adviser.
               Under a Sub-Advisory Agreement, the Sub-Adviser shall:
               1. provide the Adviser with such economic research and securities analysis as the Adviser may from time to time consider necessary or advisable in connection with the Adviser s performance of its duties hereunder;
               2. obtain and evaluate pertinent information about significant development and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund.

          b.   Duties of the Adviser.
               In the event the Adviser delegates certain responsibilities hereunder to a Sub-Adviser, the Adviser shall, among other things:
               1. monitor the investment program maintained by the Sub-Adviser for the Fund to ensure that the Fund s assets are invested in compliance with the Sub-Advisory Agreement and the Fund s Registration Statement;
               2. consult with and assist the Sub-Adviser in maintaining appropriate policies, procedures and records so that the Sub-Adviser operates its business and any investment program hereunder in compliance with applicable laws;
               3. establish and maintain periodic communications with the Sub-Adviser to share information it obtains with the Sub-Adviser concerning the effect of developments and data on the investment program maintained by the Sub-Adviser; and
               4. oversee matters relating to Fund promotion, marketing materials and the Sub-Adviser s reports to the Board.

     4.   Broker Dealer Relationships.

          a. Portfolio Trades. The Adviser, at its own expense, shall place all orders for the purchase and sale of portfolio securities for the Fund with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices that are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received.

          b. Selection of Broker-Dealers. In selecting broker-dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) to the Fund and/or the other accounts which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transactions for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits received.

     5. Control by Board of Directors. Any investment program undertaken by the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Adviser on behalf of the Fund pursuant thereto, shall at all times be subject to any directives of the Board of Directors of the Fund.

     6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Adviser shall at all times conform to:

     (a) all applicable provisions of the Investment Company Act of 1940 (the "Act") and any rules and regulations adopted thereunder as amended; and

     (b) the provisions of the Registration Statement of the Fund under the Securities Act of 1933 and the Investment Company Act of 1940, as amended; and

     (c)  the provisions of the Articles of Incorporation of the Fund;
and

     (d)  the provisions of the By-Laws of the Fund; and

     (e)  any other applicable provisions of state and federal law.

     7. Expenses. The expenses connected with the Fund shall be allocable between the Fund and the Adviser as follows:

     (a) The Adviser shall maintain, at its expense and without cost to the Fund, a trading function in order to carry out its obligations under subparagraph (d) of paragraph 2 hereof to place orders for the purchase and sale of portfolio securities for the Fund.

     (b) The Adviser shall pay the Fund's expenses for office rent, utilities, telephone, furniture and supplies utilized at the Fund's principal office.

     (c) The Adviser shall pay salaries and payroll expenses of persons serving as officers or Directors of the Fund who are also employees of the Adviser or any of its affiliates.

     (d) Nothing in subparagraph (a) through (e) hereof shall be construed to require the Adviser to bear other expenses.

     (e) Any of the other expenses incurred in the operation of the Fund shall be borne by the Fund, including, among other things, fees of its custodian, transfer and shareholder servicing agent; cost of pricing and calculating its daily net asset value and of maintaining its books and accounts required by the Investment Company act of 1940; expenditures in connection with meetings of the Fund's Directors and shareholders, except those called to accommodate the Advisor; fees and expenses of Directors who are not affiliated with or interested persons of the Advisor; in maintaining registration of its shares under state securities laws or in providing shareholder and dealer services; insurance premiums on property or personnel of the Fund which inure to its benefit; costs of preparing and printing reports, proxy statements and prospectuses of the Fund for distribution to its shareholders; legal, auditing and accounting fees; fees and expenses of registering and maintaining registration of its shares for sales under Federal and applicable state securities laws; and all other expenses in connection with issuance, registration and transfer of its shares.

     8. Compensation. The Fund shall pay the Adviser in full compensation for services rendered hereunder an annual investment advisory fee, payable monthly equal to 1.00% of the Fund's average daily net assets.

     9. Expense Limitation. If, for any fiscal year, the total of all ordinary business expenses of the Fund, including all investment advisory fees but excluding brokerage commissions and fees, taxes, interest and extraordinary expenses such as litigation, would exceed the most restrictive expense limits imposed by any statute or regulatory authority of any jurisdiction in which the Fund's securities are offered as determined in the manner described above as of the close of business on each business day during such fiscal year, the aggregate of all such investment management fees shall be reduced by the amount of such excess but will not be required to reimburse the Fund for any ordinary business expenses which exceed the amount of its advisory fee for the such fiscal year. The amount of any such reduction to be borne by the Adviser shall be deducted from the monthly investment advisory fee otherwise payable to the Adviser during such fiscal year; and if such amount should exceed such monthly fee, the Adviser agrees to repay to the Fund such amount of its investment management fee previously received with respect to such fiscal year as may be required to make up the deficiency no later than the last day of the first month of the next succeeding fiscal year. For purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

     10. Additional Services. Upon the request of the Board, the Adviser may perform certain accounting, shareholder servicing or other administrative services on behalf of the Fund that are not required by this Agreement. Such services will be performed on behalf of the Fund and the Adviser may receive from the Fund such reimbursement for costs or reasonable compensation for such services as may be agreed upon between the Adviser and the Board on a finding by the Board that the provision of such services by the Adviser is in the best interests of the Fund and its shareholders. Payment or assumption by the Adviser of any Fund expense that the Adviser is not otherwise required to pay or assume under this Agreement shall not relieve the Adviser of any of its obligations to the Fund nor obligate the Adviser to pay or assume any similar Fund expense on any subsequent occasions. Such services may include, but are not limited to, (a) the services of a principal financial officer of the Fund (including applicable office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Fund, and the services (including applicable office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer; (b) the services of staff to respond to shareholder inquiries concerning the status of their accounts; providing assistance to shareholders in exchanges among the investment companies managed or advised by the Adviser; changing account designations or changing addresses; assisting in the purchase or redemption of shares; or otherwise providing services to shareholders of the Fund; and
(c) such other administrative services as may be furnished from time to time by the Adviser to the Fund at the request of the Board.

     11. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect for two years and shall thereafter continue in force and effect from year to year provided that such continuance is specifically approved at least annually:

     (a) (i) by the Fund's Board of Directors or (ii) by the vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

     (b) by the affirmative vote of a majority of the Directors who are not parties of this Agreement or interested persons of a party to the Agreement (other than as Fund Directors), by votes cast in person at a meeting specifically called for such purposes.

     12.  Termination.   This Agreement may be terminated at any time,
without the payment of any penalty, by vote of the Fund's Board of Directors or by vote of a majority of the Fund's outstanding voting securities or by the Advisor, on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for the purposes having the meaning defined in Section 2(a)(42) of the Investment Company Act of 1940.

     13.  Non-Exclusivity.    The services of the Adviser to the Fund are
not to be deemed to be exclusive, and the Adviser shall be free to render investment management and corporate administrative or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers and directors of the Adviser may serve as officers or Directors of the Fund, and that officers or Directors of the Fund may serve as officers or Directors of the Adviser to extent permitted by law; and that the officers and directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or Directors of any other firm or corporation, including other investment companies.

     14. Liability of Adviser and Indemnification. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser or any of its officers, directors or employees, it shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

     15. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Adviser shall be Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663, and that of the Fund for this purpose shall be Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663.

     16. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended, shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Investment Company Act of 1940, as amended, reflected in any provision of this Agreement is released by rules, regulations or order of the Securities and Exchange Commission, such provisions shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.

                                   LEXINGTON SMALLCAP VALUE FUND, INC.


Attest:                            By_______________________________
                                             President
_________________________


                                   LEXINGTON MANAGEMENT CORPORATION


                                   By______________________________
                                        Executive Vice President
Attest

_________________________